Exhibit 10.2

SOFTWARE ACQUISITION GROUP INC. II

1980 Festival Plaza Drive, Ste. 300

Las Vegas, Nevada 89135

September 14, 2020

Software Acquisition Holdings II LLC

1980 Festival Plaza Drive, Ste. 300

Las Vegas, Nevada 89135

Re: Administrative Support Agreement

Ladies and Gentlemen:

This letter agreement by and between Software Acquisition Group Inc. II (the “Company”) and Software Acquisition Holdings II LLC (“Software Holdings”), dated as of the date hereof, will confirm our agreement that, commencing on the date the Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (File No. 333-248214) (the “Registration Statement”) is declared effective (the “Effective Date”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) Software Holdings shall make available, or cause to be made available, to the Company, at 1980 Festival Plaza Drive, Ste. 300, Las Vegas, Nevada 89135 (or any successor location of Software Holdings), certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. In exchange therefor, the Company shall pay Software Holdings the sum of $10,000 per month beginning on the Effective Date and continuing monthly thereafter until the Termination Date; and

(ii) Software Holdings hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”) as a result of, or arising out of, this letter agreement, and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

[Signature Page Follows]

Very truly yours,

SOFTWARE ACQUISITION GROUP INC. II

By:	/s/ Jonathan Huberman
	Name:	Jonathan Huberman
	Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:
SOFTWARE ACQUISITION HOLDINGS II LLC

By:	/s/ Jonathan Huberman
	Name:	Jonathan Huberman
	Title:	Authorized Signatory

[Signature Page to Administrative Support Agreement]